EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated March 31, 2023 in Amendment No. 4 to the Registration Statement on Form S-1, under the Securities Act of 1933 (File No. 333-271416) with respect to the consolidated balance sheet of ABVC BioPharma, Inc and its subsidiaries (collectively the “Company”) as of December 31, 2022, and related consolidated statements of operation and comprehensive loss, cash flows, stockholders’ equity (deficit), for the year ended December 31, 2022, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
June 8, 2023	Certified Public Accountants
PCAOB ID: 1171